April 19, 1997


<<First Name>> <<Last Name>>
<<Title>>
<<Company>>
<<Address1>>
<<Address2>>
<<City>>, <<State>> <<Postal Code>>

Dear Mr. <<Last Name>>:

       Quest Distributors, Inc., a New York corporation ("QDI"), is the distributor of shares of various series (each a "Fund" and, collectively, the "Funds") of The Royce Fund, a Delaware business trust (the "Trust"). QDI may receive fees from certain of the Funds, as set forth in their current prospectuses, copies of which have been provided to you. This letter will confirm our agreement as to the terms and conditions on which you will receive compensation from QDI in connection with sales of Fund shares to potential investors introduced by you and the servicing of such investors. Such terms and conditions are as follows:

       1. You may, from time to time during the term of this Agreement, introduce potential investors to a Fund. In connection therewith, you will furnish each of such investors with a copy of the Fund's then current prospectus, but not with any other material concerning the Fund unless such material shall have been approved in writing, or furnished, by QDI. All sales of Fund shares shall be effected and processed in accordance with the applicable provisions of the Fund's then current prospectus and its account application form.

       2(a). For each shareholder of a Fund so introduced by you and who shall maintain an investment in the Fund during the term of this Agreement, you will be entitled to receive monthly, within fifteen (15) days following the end of the month involved, an amount equal to (i) not less than 90% of any asset-based sales charges received by QDI from the Fund for such month which are allocable to the shares of the Fund owned by such shareholder during such month (after giving effect to any waiver by QDI of its right to receive such a charge from the Fund).

        (b) In no event shall you be entitled to receive any compensation for (i) any contingent deferred sales charge, personal service fee and/or account maintenance fee paid to QDI,
(ii) any month for which the aggregate amount payable to you is less than $10 or (iii) for any period after the month in which the term of this Agreement shall terminate.

        (c) Notwithstanding any of the preceding provisions of this Paragraph 2 to the contrary, QDI shall not be obligated to pay you any fee or charge thereunder so long as QDI's receipt or retention of a similar type of fee or charge in respect of the shareholder(s) involved or its receipt or retention of any similar or dissimilar fees and/or charges under the Trust's Distribution Plan under Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), would, for any reason whatsoever, constitute a violation by QDI or you of any then applicable rule or regulation of the National Association of Securities Dealers, Inc. ("NASD").

       3. You represent, warrant and agree that you are (and will continue to be during the term of this Agreement) (i) a broker-dealer registered and in good standing with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) a member of and in good standing with the NASD; that you and your agents have obtained (and will continue to have during the term of this Agreement) all state and other broker-dealer, agent and similar licenses and registrations necessary for the conduct of your business and for offers and sales of the Funds' shares by you and such agents; and that you and your agents will offer and sell the Funds' shares in a manner consistent with the provisions of the 1934 Act and the rules and regulations thereunder and all other applicable securities laws.

       4. You will indemnify and hold harmless each of the Funds, the Trust and QDI from and against any and all claims, damages, liabilities, losses, costs and expenses, including reasonable attorneys' fees and amounts paid in settlement, which they or either of them may incur or sustain on account of or in any way arising out of or relating to your breach of any of the representations, warranties, covenants or other provisions of this Agreement and/or any actual or alleged violation by you or by any of your agents of any of the provisions of the Securities Act of 1933, as amended (the "1933 Act"), or the 1934 Act or any of the rules or regulations under any of such statutes, the securities laws of any state or other jurisdiction or any other law, rule or regulation which may be applicable to your or their activities hereunder.

       5. QDI represents, warrants and agrees that it is (and will continue to be during the term of this Agreement) (i) a broker-dealer registered and in good standing with the SEC under the 1934 Act and (ii) a member of and in good standing with the NASD; that it and its agents have obtained (and will continue to have during the term of this Agreement) all state and other broker-dealer, agent and similar licenses and other registrations necessary for the conduct of its business; that the Trust is registered with the SEC as an open-end investment company under the 1940 Act, as amended; that shares of the Funds are registered with the SEC for sale under the 1933 Act; that shares of the Funds may be publicly offered and sold only in those states where such shares are currently qualified and/or registered (a list of which is available from the Trust's office); and that the current prospectuses of the Funds do not contain a misstatement of any material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

           6. QDI will indemnify you and hold you harmless from and against any and all claims, damages, liabilities, losses, costs and expenses, including reasonable attorneys' fees and amounts paid in settlement, which you may incur or sustain on account of or in any way arising out of or relating to its breach of any of the representations, warranties, covenants or other provisions of this Agreement and/or any actual or alleged violation by QDI or any of its agents or by the Trust of any of the provisions of the 1933 Act or the 1934 Act or any of the rules or regulations under any of such statutes, the securities laws of any state or other jurisdiction or any other law, rule or regulation which may be applicable to its or their activities hereunder.

       7. The term of this Agreement shall commence on the date hereof and shall terminate as of the last day of any calendar month in which: (i) you give QDI written notice for any reason of your intent to terminate this Agreement; (ii) QDI or the Trust gives you written notice for any reason of its intent to terminate this Agreement; or (iii) the Trust's Distribution Plan under Rule 12b-1 under the 1940 Act, as amended, or its Distribution Agreement(s) with QDI shall be terminated for any reason whatsoever. Notwithstanding the foregoing, no such termination of this Agreement shall affect any of the rights or obligations of QDI or you with respect to any matter which may have occurred prior to the effective date of such termination.

      8. This Agreement (i) constitutes our entire agreement and understanding with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings with respect thereto; (ii) may not be changed, waived or terminated orally or by course of dealing, and any change, waiver or termination of any of the provisions hereof shall be binding and effective only if made in writing and signed by you and us; and (iii) shall be governed by and construed in accordance with the laws of the State of New York.


                               Sincerely,

                               QUEST DISTRIBUTORS, INC.



                               By: ____________________________
                                   John D. Diederich, President
Agreed to and accepted:


By:___________________________
            Name


     _________________________
           Title

Date:        ___________